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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     of the Securities Exchange Act of 1934

        Date of report (Date of earliest event reported): August 14, 2000

                        FBR ASSET INVESTMENT CORPORATION
             (Exact name of registrant as specified in its charter)



         VIRGINIA                          1-15049              54-1873198
---------------------------------       ------------            ----------
(State or other jurisdiction of    (Commission File Number)   (I.R.S.Employer
     incorporation)                                          Identification No.)




     Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209
              (Address of principal executive offices and zip code)

       Registrant's telephone number, including area code: (703) 469-1000
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ITEM 5.  OTHER EVENTS

     In November, 1999, FBR Asset Investment Corporation ("FBR Asset") made a $20 million loan to Prime Retail, Inc. and Prime Retail, L.P. (together, "Prime Retail") secured by equity interests in limited partnerships and limited liability companies that own commercial real estate. The loan's original maturity date, as previously extended, was June 30, 2000 and the loan bore interest at 15% per annum. The maturity date was subsequently extended to August 14, 2000, with an increased interest rate of 16% per annum for accrual periods after June 30, 2000. As of the close of business on August 14, 2000, Prime Retail was in default with respect to the loan as a result of its failure to pay off the outstanding principal and accrued interest under the $20 million loan. The Prime Retail loan is secured by 49.9% equity interests in four subsidiaries of Prime Retail, L.P., each of which subsidiaries owns commercial real estate subject to mortgage debt, and by a 100% equity interest in another subsidiary of Prime Retail, L.P. which owns a retail factory outlet center located in Puerto Rico that is unencumbered by mortgage debt. Prime Retail has requested an additional short-term extension on the $20 million loan. FBR Asset is considering the request and is also in the process of evaluating its other alternatives, including possible foreclosure action. FBR Asset believes that the value of its collateral currently is adequate to cover the entire amount of Prime Retail's debt to FBR Asset, but there can be no assurance that the value of the collateral will not decrease or that FBR Asset will be successful in selling the collateral in a foreclosure sale for an amount equal to the amount of Prime Retail's debt, particularly if local real estate market conditions in Puerto Rico change.
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                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        FBR ASSET INVESTMENT CORPORATION



Date: August 15, 2000                           By:  /s/ William R. Swanson
                                                     ----------------------
                                                     William R. Swanson
                                                     Executive Vice President